SUNOCO LP ANNOUNCES JOE KIM AS CEO

Dallas, November 6, 2017 - Sunoco LP (NYSE: SUN) (“Sunoco” or the “Partnership”) announced today that Joe Kim has been named chief executive officer of Dallas-based Sunoco LP, effective January 1, 2018. Kim has been serving as president and chief operating officer since June following the announcement that current Chief Executive Officer Bob Owens would retire from the Partnership as of December 31, 2017. Owens will continue to serve as a consultant to the Partnership through 2019.
Prior to his most recent appointment, Kim had been serving as executive vice president and chief development officer for Sunoco from October 2015 to June 2017, where he was responsible for all business development and merger and acquisition activities across the Partnership.  During his service with Sunoco, Kim has provided a wealth of experience and expertise in strategic planning and execution of growth initiatives.
Previously, Kim held the position of chief operating officer at Pizza Hut, where he was responsible for management of all operations, with an emphasis on speed to market and restaurant excellence.  Prior to that, he worked for fifteen years at Valero Energy where his most recent position was senior vice president of strategy and growth. He also held roles in field and franchise operations, strategic planning, merchandising, development and investor relations. He began his career with Arthur Andersen Business Consulting.  Kim is a graduate of Trinity University in San Antonio, Texas with a bachelor’s degree in business administration.
“I would like to extend a heartfelt thank you to Bob for his more than 20 years of service to Sunoco. We are grateful for his strategic leadership and wish him well as he embarks on his new endeavor,” said Matthew S. Ramsey, chairman of the board of Sunoco LP. “Bob is leaving Sunoco in good hands. Joe is an exceptionally talented leader and he is poised to successfully complete the transformation of the Partnership from a retail-based business into the premier U.S. fuel supplier.”
Sunoco LP  (NYSE: SUN) is a master limited partnership that operates 1,346 convenience stores and retail fuel sites and distributes motor fuel to 7,898 convenience stores, independent dealers, commercial customers and distributors located in 30 states.  Our parent -- Energy Transfer Equity, L.P. (NYSE: ETE) -- owns SUN's general partner and incentive distribution rights. For more information visit sunocolp.com.
Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Partnership's Annual Report on Form 10-K and other documents filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Sunoco LP

Investors:
Scott Grischow, Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA, Senior Analyst - Investor Relations and Finance
(214) 840-5553, derek.rabe@sunoco.com

Media:
Alyson Gomez, Director - Communications
(469) 646-1758, alyson.gomez@sunoco.com